Exhibit 99.1

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	1

FINANCIAL STATEMENTS
Consolidated balance sheets	2
Consolidated statements of operations	3
Consolidated statements of shareholders’ equity and comprehensive income (loss)	4
Consolidated statements of cash flows	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6 - 25

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

First National Banc, Inc.

St. Marys, Georgia

We have audited the accompanying consolidated balance sheet of First National Banc, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Banc, Inc. and Subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Greenville, South Carolina

June 17, 2005

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors

First National Banc, Inc.

St. Marys, Georgia

We have audited the accompanying consolidated balance sheet of First National Banc, Inc. and its subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Banc, Inc. and its subsidiaries as of December 31, 2003 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Tiller, LLC

January 30, 2004

Savannah, Georgia

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2004	2003
ASSETS
Cash and due from banks	$10,668,009	$4,797,226
Federal funds sold	2,403,000	4,823,000

Total cash and cash equivalents	13,071,009	9,620,226
Interest-bearing deposits in other banks	528,401	1,054,206
Securities available-for-sale	17,578,770	9,045,775
Loans	220,311,351	116,879,504
Less allowance for loan losses	(4,172,000)	(1,578,058)

Loans, net	216,139,351	115,301,446
Premises and equipment, net	8,242,844	2,889,272
Foreclosed real estate, net	1,335,390	1,846,823
Other investments	1,490,250	776,000
Intangible assets	2,474,741	—
Other assets	4,774,192	1,594,641

Total assets	$265,634,948	$142,128,389

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$23,811,209	$10,518,483
Interest-bearing	205,818,012	102,287,651

Total deposits	229,629,221	112,806,134
Securities sold under agreements to repurchase	—	3,597,000
Federal Home Loan Bank advances	10,750,000	13,000,000
Subordinated debentures	5,155,000	—
Other liabilities	1,960,849	935,159

Total liabilities	247,495,070	130,338,293

COMMITMENTS AND CONTINGENCIES - Notes 13, 14 and 17

SHAREHOLDERS’ EQUITY
Common stock - par value $.001 per share; 9,000,000 shares authorized; 1,033,802 and 493,216 issued in 2004 and 2003, respectively	1,033	492
Preferred stock - par value $.001 per share 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	16,646,096	7,113,867
Retained earnings	2,392,060	4,881,686
Accumulated other comprehensive income (loss)	(72,109)	11,161

	18,967,080	12,007,206
Treasury stock, at cost - 17,326 shares in 2004 and 4,913 shares in 2003	(827,202)	(217,110)

Total shareholders’ equity	18,139,878	11,790,096

Total liabilities and shareholders’ equity	$265,634,948	$142,128,389

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2004	2003
INTEREST INCOME

Loans, including fees	$14,452,644	$8,634,497

Investment securities:
Taxable	392,017	234,073
Tax-exempt	29,050	56,919
Other interest	52,657	154,071

Total interest income	14,926,368	9,079,560

INTEREST EXPENSE
Deposits	3,451,414	2,423,042
Federal Home Loan Bank advances	572,799	699,417
Other borrowed funds	226,766	61,116

Total interest expense	4,250,979	3,183,575

Net interest income	10,675,389	5,895,985

PROVISION FOR LOAN LOSSES	7,808,877	456,519

Net interest income after provision for loan losses	2,866,512	5,439,466

NONINTEREST INCOME
Service charges on deposit accounts	489,598	352,603
Mortgage origination fees	650,907	350,002
Other service charges and fees	801,261	447,673
Other income	290,902	290,528
Gain (loss) on sale of securities	(26,075)	28,759

Total noninterest income	2,206,593	1,469,565

NONINTEREST EXPENSES
Salaries and employee benefits	3,836,601	2,496,009
Net occupancy expense	450,103	219,022
Professional	395,552	153,975
Data Processing	410,564	304,148
Directors’ Fees	461,225	241,400
Contributions	428,332	5,577
Other expenses	2,237,081	1,277,838

Total noninterest expenses	8,219,458	4,697,969

Income (loss) before income taxes (benefit)	(3,146,353)	2,211,062

PROVISION FOR INCOME TAXES (BENEFIT)	(1,234,000)	782,322

Net income (loss)	$(1,912,353)	$1,428,740

Earnings (loss) per share:

Basic	$(2.03)	$1.99

Diluted	$(2.03)	$1.96

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2004 and 2003

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
BALANCE - DECEMBER 31, 2002	490,054	$489	$7,071,713	$3,452,946	$87,131	$(79,414)	$10,532,865

Comprehensive income (loss):
Net income (loss)				1,428,740			1,428,740
Other comprehensive income, net of taxes:
Unrealized (loss) on investment securities					(56,989)
Reclassification adjustment for gains included in net income (loss)					(18,981)		(75,970)

Total comprehensive income (loss)							1,352,770

Exercise of options, net	3,162	3	34,016			30,981	65,000

Reissuance treasury stock (326 shares)			8,138			78,364	86,502

Purchase of treasury stock (4,888 shares)						(247,041)	(247,041)

BALANCE - DECEMBER 31, 2003	493,216	492	7,113,867	4,881,686	11,161	(217,110)	11,790,096

Comprehensive income (loss):
Net income (loss)				(1,912,353)			(1,912,353)
Other comprehensive income, net of taxes:
Unrealized (loss) on investment securities					(100,480)
Reclassification adjustment for losses included in net income (loss)					17,210		(83,270)

Total comprehensive income (loss)							(1,995,623)

Exercise of options, net	10,775	11	353,344			(132,367)	220,988

Cash dividends ($.568 per share)				(577,273)			(577,273)

Purchase of treasury stock (12,433 shares)						(478,645)	(478,645)

Reissuance treasury stock (20 shares)						920	920

Stock issuance in merger	204,000	204	9,179,211				9,179,415

Stock dividend effected in form of a 47% stock split	325,811	326	(326)

BALANCE - DECEMBER 31, 2004	1,033,802	$1,033	$16,646,096	$2,392,060	$(72,109)	$(827,202)	$18,139,878

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$(1,912,353)	$1,428,740
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	381,444	178,295
Amortization and accretion, net	51,893	112,389
(Gain) loss on sale of securities	26,075	(28,759)
Provision for loan losses	7,808,877	456,519
Loss on foreclosed assets	127,680	180,845
Changes in other assets and other liabilities, net	(2,264,985)	288,978

Net cash provided by operating activities	4,218,631	2,617,007

INVESTING ACTIVITIES
Net decrease in interest-bearing deposits in other banks	547,828	950,000
Activity in securities available-for-sale:
Maturities, prepayments and calls	8,332,547	11,354,115
Sales	1,973,290	2,259,723
Purchases	(14,820,568)	(11,318,014)
Net increase in loans	(46,416,681)	(22,658,126)
Net cash received in bank acquisition	4,475,712	—
Proceeds from sale of foreclosed assets	473,022	217,828
Purchase of Federal Home Loan Bank stock	(1,218,900)	(12,150)
Proceeds from sale of Federal Home Loan Bank stock	999,650	—
Investment in statutory trust	(155,000)	—
Additions to premises and equipment	(302,795)	(93,733)

Net cash used for investing activities	(46,111,895)	(19,300,357)

FINANCING ACTIVITIES
Net increase in deposits	48,467,057	22,779,918
Net decrease in Federal Home Loan Bank advances	(2,250,000)	—
Net decrease in securities sold under agreements to repurchase	(5,085,000)	(939,000)
Proceeds from issuance of subordinated debentures	5,155,000	—
Cash dividends paid	(577,273)	—
Exercise of stock options	111,988	—
Reissuance of treasury stock	920	86,502
Purchase of treasury stock	(478,645)	(247,041)

Net cash provided by financing activities	45,344,047	21,680,379

Increase in cash and cash equivalents	3,450,783	4,997,029

Cash and cash equivalents - beginning of year	9,620,226	4,623,197

Cash and cash equivalents - end of year	$13,071,009	$9,620,226

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Nature of operations

First National Banc, Inc and its wholly-owned subsidiaries (the “Company”) provide a full range of banking and insurance services to individuals and businesses throughout coastal Georgia, including Camden and surrounding counties, and northeast Florida, including Clay and surrounding counties.

Basis of presentation

The consolidated financial statements include the accounts of First National Banc, Inc. and its wholly-owned subsidiaries; First National Bank located in St. Marys, Georgia and First National Insurance Agency Inc. located in Kingsland, Georgia, and First National Bank located in Orange Park, Florida. All intercompany balances and transactions have been eliminated. The accounting and reporting policies and practices of the Company conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the more significant of such policies and practices.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and federal funds sold, all of which mature within ninety days.

Concentrations of credit risk

The Company makes loans to individuals and businesses in and around Camden County, Georgia and north Florida for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

Securities available-for-sale

Management has classified the entire investment security portfolio as available-for-sale. These securities are carried at market value with unrealized gains or losses, net of tax, included in other comprehensive income. Premiums and discounts are amortized and accreted using a method that approximates a level yield. Gains and losses from dispositions are based on the net proceeds and adjusted carrying amounts of the securities sold, using the specific identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs and the allowance for possible loan losses.

(Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Loans, continued

Interest on loans is recognized using the simple interest method based on the principal balance outstanding. Interest accruals, including accruals of interest on impaired loans, are discontinued when either principal or interest becomes 90 days past due, or when in management’s opinion, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that it is not reasonable to expect such interest will be collected. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of the underlying collateral, current economic conditions, and other pertinent factors. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary. The allowance for loan losses is increased by charges to income and recoveries on loans previously charged off as uncollectible. Decreases in the allowance occur as loans deemed uncollectible are charged to the allowance.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the schedule payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, consumer loans are not individually identified for impairment.

Premises and equipment

Property is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of such assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis in the asset. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset losses.

(Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Intangible assets

Intangible assets include goodwill and core deposit premiums resulting from the acquisition of First National Bank located in Orange Park, Florida during 2004. Core deposit premiums are amortized over 10 to 15 years using the straight-line or the sum-of-the-years’ digits method based upon historical studies of core deposits. Goodwill is not amortized but tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in the value of the reporting unit. Examples of such events or circumstances include adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

The Company tests for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Potential impairment of goodwill exists when the carrying amount of a reporting unit exceeds its implied fair value. The fair value for each reporting unit is computed using one or a combination of the following three methods: income, market value, or cost method. The income method uses a discounted cash flow analysis to determine fair value by considering a reporting unit’s capital structure and applying a risk-adjusted discount rate to forecast earnings based on a capital asset pricing model. The market value method uses recent transaction analysis or publicly traded comparable analysis for similar assets and liabilities to determine fair value. The cost method assumes the net assets of a recent business combination accounted for under the purchase method of accounting will be recorded at fair value if no event or circumstance has occurred triggering a decline in the value. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment testing will be performed. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The loss recognized is limited to the carrying amount of goodwill.

Stock-based compensation

The Company sponsors a stock-based compensation plan, which is described more fully in Note 15. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation for the years ended December 31, 2004 and 2003.

	Years ended December 31,
	2004	2003
Net earnings (loss) - as reported	$(1,912,353)	$1,428,740
Deduct: total stock based employee compensation expense determined under fair-value based method for all awards, net of tax	16,971	24,814

Pro forma net earnings (loss)	$(1,929,324)	$1,403,926

Earnings (loss) per share:
Basic – as reported	$(2.03)	$1.99
Basic – pro forma	(2.04)	1.96
Diluted – as reported	(2.03)	1.96
Diluted – pro forma	(2.04)	1.93

(Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Net earnings per common share

The Company is required to report earnings per share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statement of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 943,723 in 2004 and 717,340 in 2003, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “dilutive earnings per share”. At December 31, 2004, there were 10,987 potential common shares that were antidilutive and therefore not included in the calculation of diluted earnings (loss) per share. All share amounts have been adjusted for the 47 percent stock split recorded in 2004.

Earnings per common share amounts for the years ended December 31, 2004 and 2003 are as follows:

	Net Earnings (loss) (Numerator)	Common Shares (Denominator)	Per Share Amount
Year ended December 31, 2004
Basic earnings (loss) per share	$(1,912,353)	943,723	$(2.03)
Effect of dilutive securities - stock options	—	—	—

Diluted earnings per share	$(1,912,353)	943,723	$(2.03)

Year ended December 31, 2003
Basic earnings per share	$1,428,740	717,340	$1.99
Effect of dilutive securities - stock options	—	10,753	(0.03)

Diluted earnings per share	$1,428,740	728,093	$1.96

Comprehensive income

Comprehensive income consists of net income plus other gains and losses affecting owners’ equity that, under generally accepted accounting principles, are excluded from net income. For the Company, such items consist primarily of unrealized gains and losses on marketable securities. The components of comprehensive income are reported in the consolidated statements of shareholders’ equity.

Income taxes

Provisions for income taxes are based upon amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes based on the differences between financial statement and tax bases of assets and liabilities using current enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Reclassifications

Certain amounts in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation. These reclassifications had no effect on the priors’ net income (loss) or retained earnings as previously reported.

Risks and uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale. The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators’ judgments based on information available to them at the time of their examination.

(Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets”, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, APB Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123 (R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

In December 2003, the FASB Issued Fin No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company’s financial position or results of operations.

(Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Recent accounting pronouncements, continued

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 has been delayed.

The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1.” The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments,” to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provision of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board (“PCAOB”) or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE

The amortized cost, estimated market value and gross unrealized gains and losses on securities are as follows:

	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004
U.S. Government agencies and corporations	$8,494,752	$—	$(91,801)	$8,402,951
Mortgage-backed securities	8,354,242	57,003	(61,446)	8,349,799
State and municipals	814,289	11,749	(18)	826,020

Total	$17,663,283	$68,752	$(153,265)	$17,578,770

December 31, 2003
U.S. Government agencies and corporations	$4,000,131	$649	$(16,960)	$3,983,820
Mortgage-backed securities	4,201,495	18,688	(14,064)	4,206,119
State and municipals	827,239	28,597	—	855,836

Total	$9,028,865	$47,934	$(31,024)	$9,045,775

(Continued)

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE, Continued

For the years ended December 31, 2004 and 2003, gross realized gains and (losses) on sales of securities available-for-sale were $(26,075) and $28,759, respectively.

The amortized cost and estimated fair value of securities by contractual maturity at December 31, 2004 follows:

	Amortized Cost	Fair Value
Due in one year or less	$601,436	$597,838
Due after one year through five years	8,707,605	8,631,133
Mortgage-backed securities	8,354,242	8,349,799

	$17,663,283	$17,578,770

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	Less than 12 Months		12 Months or Greater
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
U. S. Government agencies and corporations	$8,402,952	$91,801
Mortgage-backed securities	4,613,365	54,222	$574,211	$7,224
State and municipals	10,186	18	—	—

Total	$13,026,503	$146,041	$574,211	$7,224

December 31, 2003
U. S. Government agencies and corporations	$1,983,040	$16,960	$—	$—
Mortgage-backed securities	1,669,653	14,064	—	—

Total	$3,652,693	$31,024	$—	$—

U.S. government agencies and corporations

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies and corporations were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

Mortgage-backed securities

The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at prices less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of their fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

(Continued)

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE, Continued

State and Municipals

The unrealized loss on the Company’s investment in municipal bonds relates to an investment in Dade County, Georgia School District general obligations bonds. The unrealized loss on the Company’s investment was caused by interest rate increases. The contractual terms of the investment does not permit Dade County Georgia School District to settle the security at a price less than the amortized cost of the investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold the investment until a recovery of its fair value, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2004.

At December 31, 2004 and 2003 securities with a carrying value of approximately $13,594,000 and $8,130,000, respectively, were pledged to secure deposits of public funds and for securities sold under repurchase agreements.

NOTE 3 - LOANS

Loans are summarized as follows:

	December 31,
	2004	2003
Commercial	$15,017,291	$8,668,923
Commercial real estate	118,223,728	48,124,792
Residential real estate	74,797,094	51,664,284
Consumer	12,273,238	8,421,505

	$220,311,351	$116,879,504

An analysis of the allowance for loan losses is as follows:

	2004	2003
Balance, beginning of year	$1,578,058	$1,230,511
Acquired bank’s balance at purchase date	915,627	—
Provision for loan losses – Note 17	7,808,877	456,519
Loans charged off	(6,246,418)	(154,081)
Recoveries	115,856	45,109

Balance, end of year	$4,172,000	$1,578,058

Loans having recorded investments of approximately $4,296,000 at December 31, 2004 and approximately $196,000 at December 31, 2003 have been identified as impaired in accordance with the provisions of SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in such loans during 2004 and 2003 was approximately $4,306,200 and $98,000 respectively. The total allowance for possible loan losses related to these loans was approximately $852,000 and $15,000 at December 31, 2004 and 2003, respectively. Foregone interest relating to impaired loans was an insignificant amount at December 31, 2004 and 2003.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2004	2003
Land	$2,769,542	$736,363
Construction in progress	58,661	—
Buildings	5,738,440	2,413,617
Furniture and equipment	2,002,947	1,363,314

	10,569,590	4,513,294
Less accumulated depreciation	2,326,746	1,624,022

	$8,242,844	$2,889,272

NOTE 5 - OTHER INVESTMENTS

Other investments are carried at cost and consist of the following:

	December 31,
	2004	2003
First National Banc Statutory Trust	$155,000	$—
Federal Home Loan Bank stock	893,900	650,000
Federal Reserve Bank stock	441,350	126,000

	$1,490,250	$776,000

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2004:

2004
Core deposit intangibles	$1,128,000
Less: accumulated amortization	150,813

977,187
Goodwill	1,497,554

$2,474,741

NOTE 7 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits are summarized as follows:

	December 31,
	2004	2003
Money market	$53,581,407	$2,409,707
NOW	27,570,591	20,088,872
Savings	5,978,388	4,169,538
Certificates of deposits:
$100,000 or more	75,520,841	35,764,807
Less than $100,000	43,166,785	39,854,727

Total certificates of deposit	118,687,626	75,619,534

	$205,818,012	$102,287,651

(Continued)

NOTE 7 - INTEREST-BEARING DEPOSITS, Continued

At December 31, 2004, scheduled maturities of certificates of deposit are as follows:

2005	$55,516,183
2006	27,860,639
2007	26,806,291
2008	6,440,219
2009	2,064,294

$118,687,626

Brokered deposits for the years ended December 31, 2004 and 2003 are summarized as follows:

	December 31,
	2004	2003
Certificates of deposit:
$100,000 or more	$59,101,796	$30,369,000
Less than $100,000	30,329,804	28,968,150

	$89,431,600	$59,337,150

NOTE 8 - CREDIT ARRANGEMENTS

At December 31, 2004, federal funds line of credit arrangements aggregating $11,500,000 were available from corresponding banking institutions. There are no commitment fees and compensated balances are not required. The Company also has a Blanket Floating Lien Agreement with the Federal Home Loan Bank of Atlanta. Under this agreement, the subsidiary banks have a credit line up to seventy-five percent of the book value of their one-to-four family first mortgage loans, or approximately $42,300,000 available as of December 31, 2004. These credit arrangements principally serve as liquidity back up for the Company. However, due to the results of the regulatory exam of First National Bank of St. Marys, as discussed in Note 17, subsequent to December 31, 2004, the Federal Home Loan Bank of Atlanta discontinued the ability of the Bank to utilize its unused borrowing capacity.

NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within 90 days from the transaction date. Securities sold under these agreements are reflected at the amount of cash received in connection with the transaction and are classified as secured borrowings. The Company may be required to provide additional collateral based on the fair value of the underlying securities. At December 31, 2003, interest rates on agreements to repurchase were 1.24 percent.

NOTE 10 - FEDERAL HOME LOAN BANK ADVANCES

The Company has agreements for advances with the Federal Home Loan Bank. These advances are secured by a blanket floating lien agreement, which provides a security interest in all unencumbered first mortgage residential loans, and by investments in Federal Home Loan Bank stock.

Advances from the Federal Home Loan Bank are summarized as follows:

	December 31,
	2004	2003
Advance payable – interest payable quarterly at 5.44 percent, principal due February 13, 2008	$3,000,000	$3,000,000
Advance payable – interest payable quarterly at 4.96 percent, principal due November 16, 2006	3,000,000	3,000,000
Advance payable – interest payable quarterly at 5.35 percent, principal due March 1, 2004	—	5,000,000
Advance payable – interest payable monthly at variable rate, principal due January 18, 2005	1,550,000	—
Advance payable – interest payable monthly at 5.90 percent, principal due November 10, 2005	2,000,000	2,000,000
Advance payable – interest payable quarterly at 2.44 percent, principal due September 12, 2005	1,200,000	—

	$10,750,000	$13,000,000

(Continued)

NOTE 10 - FEDERAL HOME LOAN BANK ADVANCES, Continued

The contractual maturities of Federal Home Loan Bank advances are as follows:

Due in 2005	$4,750,000
Due in 2006	3,000,000
Due in 2007	—
Due in 2008	3,000,000

Total	$10,750,000

NOTE 11 - SUBORDINATED DEBT TO NONCONSOLIDATED SUBSIDIARY

During 2004, the Company formed First National Banc Statutory Trust I (the “Trust”), a subsidiary whose sole purpose was to issue $5,000,000 principal amount of Trust Preferred Securities at a rate per annum equal to the 3-Month LIBOR plus 2.80 percent through a pool sponsored by a national brokerage firm. The Trust Preferred Securities have a maturity of 30 years and are redeemable at the Company’s option on any quarterly interest payment date after five years. There are certain circumstances (as described in the Trust agreement) in which the securities may be redeemed within the first five years at the Company’s option. The Company’s liability to the nonconsolidated Trust is recorded as a liability of $5,155,000 and an investment of $155,000 on the consolidated balance sheet. The proceeds from the offering were used to fund the expected capital needs of the Company’s bank subsidiaries.

NOTE 12 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates amounting to $6,541,000 at December 31, 2004 and $2,531,000 at December 31, 2003. During 2004, total principal additions to related party loans were $7,018,000 and total repayments on loans were $3,008,000. Related party loans are made on the same terms as those prevailing at the time for comparable transactions with unaffiliated customers.

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) profit sharing plan that covers substantially all full-time employees meeting certain eligibility requirements. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 25 percent of the first 8 percent of an employee’s contribution to the plan. In addition, the plan provides for discretionary contributions as determined by the board of directors. For the plan years ended December 31, 2004 and 2003, employer matching contributions to the plan totaled $41,994 and $18,944, respectively. No discretionary contributions were made in 2004 or 2003.

The Company has also adopted a defined benefit plan pursuant to the Georgia Bankers Association Master Pension Trust for benefit eligible employees of the Company. The Georgia Bankers Association Master Pension Trust is maintained for the purpose of collective investment and administration of pension plans of members of the Georgia Bankers Association. Contributions to the plan are based on upon actuarial calculations.

The investment strategy of the Georgia Bankers Association Master Pension Trust is to emphasize total return and in doing so the investment options offered to participating plans are selected to:

a)	Emphasize long-term growth of principal within reasonable and prudent levels of risk. Allowing short-term volatility consistent with the volatility of a comparable market index.

(Continued)

NOTE 13 - EMPLOYEE BENEFIT PLANS, Continued

b)	Provide returns comparable to returns for similar investment options.

c)	Provide exposure to a wide range of investment opportunities in various assets classes which in the aggregate permit a plan participate to minimize through diversification the overall risk of the plan portfolio.

The major asset classes offered to participating plans include large cap growth, small cap value, intermediate bond, international equity, and money market funds.

The Company’s current assets allocation is 40 percent invested in large cap growth fund, 35 percent invested in small cap fund and 25 percent invested in international stock index fund.

The following is summarized financial data relative to the plan:

	December 31,
	2004	2003
Change in Benefit Obligation
Benefit obligation at beginning of year	$520,302	$231,806
Service cost	44,962	11,554
Interest cost	37,864	28,277
Actuarial loss	175,260	248,665

Benefit obligation at end of year	778,388	520,302

Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	189,558	118,632
Actual return on plan assets	42,939	33,758
Employer contributions	136,932	37,168

Fair value of plan assets at end of year	369,429	189,558

Reconciliation of Funded Status
Funded status	(408,959)	(330,744)
Unrecognized net actuarial loss (gain)	505,178	379,104
Unrecognized prior service cost (benefit)	(18,964)	(21,272)

Net amount recognized	77,255	27,088

Amounts Recognized in the Consolidated Balance Sheets
Prepaid (accrued) benefit cost	26,929	(32,758)

Accumulated Benefit Obligation	352,584	242,102

Components of Net Periodic Benefit Cost
Service cost	44,962	11,554
Interest cost	37,864	28,277
Expected return on plan assets	22,186	10,435
Amortization of prior service cost	(2,308)	(2,308)
Amortization of gain (loss)	18,923	—

Net periodic benefit cost	77,255	27,088

Actuarial Assumptions
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.75%	6.25%
Rate of compensation increase	5.00%	5.00%
Weighted-average assumptions used to determine net periodic cost:
Discount rate	6.25%	6.75%
Expected long-term rate of return on plan assets	8.25%	8.25%
Rate of compensation increase	5.00%	5.00%

The Company expects to contribute $71,000 to its pension plan in 2005.

NOTE 13 - EMPLOYEE BENEFIT PLANS, Continued

The Company’s pension plan asset allocation at December 31, 2004 and 2003, by asset category are as follows:

	December 31,
	2004	2003
Asset Allocation
Mutual stock funds	100%	85%
U.S. government money market fund	—	15

	100%	100%

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Regulatory matters

See Note 17 to the consolidated financial statements.

Leases

Future minimum commitments required under noncancellable operating leases at December 31, 2004 are as follows:

Year	Amount
2005	$77,678
2006	74,963
2007	35,445
2008	11,741
2009	1,060

$200,887

Financial instruments with off-balance sheet risk:

In the normal course of its lending activities, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of non-performance by the other party of the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance sheet instruments and evaluates each customer’s credit worthiness on a case-by-case basis. A summary of commitments is as follows:

	December 31,
	2004		2003
	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate
Commitments to extend credit	$23,568,745	$9,506,293	$7,543,036	$6,084,209
Credit card commitments	430,080		442,496
Standby letters of credit	1,363,249		598,040

Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary, for these commitments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. Credit card commitments are unsecured.

(Continued)

NOTE 14 - COMMITMENTS AND CONTINGENCIES, Continued

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company’s lending activity is primarily concentrated in the market area of coastal Georgia, including Camden and surrounding counties, and northeast Florida, including Clay and surrounding counties.

NOTE 15 - STOCK OPTIONS

The Company has a stock option plan for certain key employees. Under this plan, options are granted at fair market value of the Company’s stock at the date of grant and may be exercised over a period of seven years in accordance with a five year vesting schedule.

The following is a summary of changes in stock options, adjusted for stock dividends:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding – beginning of year	33,282	$21	38,380	$20
Options assumed in bank acquisition	8,750	25
Options exercised	(10,775)	23	(5,098)	10

Options outstanding – end of year	31,257	$22	33,282	$21

Options exercisable – end of year	20,216	$21	20,161	$21

NOTE 16 - INCOME TAXES

The provision for income taxes is as follows:

	December 31,
	2004	2003
Current (benefit)	$(989,500)	$903,322
Deferred	(244,500)	(121,000)

	$(1,234,000)	$782,322

The provision for income taxes is less than computed by applying the statutory federal income tax rate of 34 percent to income before income taxes as indicated by the following:

	Years ended December 31,
	2004	2003
Income tax (benefit) at statutory rate	$(1,070,000)	$752,000
Increase (decrease) in taxes:
Tax-exempt interest	(10,000)	(27,000)
State income tax benefits of federal income tax	(171,000)	62,000
Other	17,000	(4,678)

Provision for income taxes (benefit	$(1,234,000)	$782,322

(Continued)

NOTE 16 - INCOME TAXES, Continued

The components of net deferred tax assets are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$854,000	$519,000
Net unrealized loss on investment securities available for sale	29,000	—
State tax credits	53,000	—
Contribution carryover	167,000	—
Other	9,000	—

	1,112,000	519,000

Deferred tax liabilities:
Net unrealized gain on investment securities available for sale	—	5,000
Excess of fair value over cost of net assets acquired	439,000	—
Core deposit intangibles	332,000	—
Depreciation	225,000	146,000

Total deferred tax liabilities	996,000	151,000

Net deferred tax assets	$116,000	$368,000

The net deferred tax assets are included in other assets in the consolidated balance sheets.

NOTE 17 - REGULATORY MATTERS

During the most recent examination of First National Bank, St. Marys, performed in early 2005 by the bank’s primary regulator, the Office of the Comptroller of the Currency (OCC), the overall condition of the bank was rated unsatisfactory. In addition the bank was designated as “troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. This rating and designation are the result of unsound lending practices of the former President of the bank. The examination findings resulted in an increased charge to the provision for loan losses of approximately $7,000,000 in the consolidated financial statements for the year ended December 31, 2004 and the charge-off of additional loans against the allowance of approximately $6,000,000 in the consolidated financial statements at December 31, 2004. During the first quarter of 2005 additional loans of approximately $2,500,000 were charged-off against the allowance in the consolidated financial statements for the three months ended March 31, 2005. The significant loan losses had a negative impact on asset quality, capital adequacy, earnings and liquidity. These deficiencies, if uncorrected, could result in additional regulatory sanctions against the First National Bank, St. Marys and its directors including the assessment of civil money penalties. Any possible administrative actions against the First National Bank, St. Marys have not been received as of the date of the consolidated financial statements. Management believes the consolidated financial statements at and for the year ended December 31, 2004 reflects the financial impact of the unsound lending practices. Decisions by the OCC could result in additional charges to the consolidated financial statements.

Banking regulations restrict the amount of dividends that banks may pay without obtaining prior approval. The approval of the Comptroller of the Currency is required if the total dividends declared by either Bank in any calendar year exceeds the Bank’s net profit, as defined, for that year combined with its retained net profits for the preceding two years. On March 17, 2005, the Company paid a cash dividend of $203,235. The dividend was paid prior to the knowledge of loan charge-offs discussed above. The regulatory impact of the dividend payment and subsequent loan charge-offs is not known.

(Continued)

NOTE 17 - REGULATORY REQUIREMENTS, Continued

The Company (on a consolidated basis) and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and the classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the bank subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined) and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2004 and 2003, that the company and the bank subsidiaries met all capital adequacy requirements to which they are subject.

The Company and its subsidiary banks’ actual capital amounts (in thousands) and ratios as of December 31, 2004 and 2003 are presented in the following tables:

	Total Capital To Risk Weighted Assets		Tier 1 Capital To Risk Weighted Assets		Leverage Tier 1 Capital To Average Assets
December 31, 2004
Consolidated	$23,926	10.53%	$21,069	9.27%	$21,069	8.13%
First National Bank – St Marys	14,071	9.54%	12,291	8.28%	12,291	6.82%
First National Bank – Orange Park	9,497	11.10%	8,427	9.85%	8,427	9.61%

December 31, 2003
Consolidated	$13,193	11.67%	$11,779	10.41%	$11,779	9.02%
First National Bank – St Marys	12,914	11.45%	11,502	10.20%	11,502	8.31%

The following table sets forth the minimum and well-capitalized ratios as defined by the regulators.

	Minimum	Well Capitalized
Capital Ratios:
Total Capital (to risk weighted assets)	8.00%	10.00%
Tier 1 Capital (to risk weighted assets)	4.00%	6.00%
Tier 1 Capital (to average assets)	4.00%	5.00%

NOTE 18 - MERGER

Effective March 31, 2004, the Company consummated its acquisition of First National Bank located in Orange Park, Florida (Orange Park). Under the terms of the merger, the Company issued 204,000 shares of its common stock in exchange for 100% of the outstanding common stock of the bank. Each issued and outstanding share of common stock of the bank was converted into .68 shares of common stock of the Company at the effective time of the merger.

(Continued)

NOTE 18 - MERGER, Continued

The acquisition was accounted for under the purchase method in accordance with SFAS 141, “Business Combinations,” and was intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. In accordance with SFAS 141, the purchase price has been allocated to the assets and liabilities assumed based on the estimated fair values at the date of acquisition. The estimated fair values of the purchased assets and liabilities at the date of the transaction were determined from a study prepared by Kraft Bros, Esstman, Patton & Harrell, PLLC of Nashville, Tennessee and their affiliate Centennial Valuation Group, LLC, also of Nashville, Tennessee. The excess of purchase price over the estimated fair values of net assets acquired has been recorded as goodwill. The allocation of the purchase price, including related acquisition costs, to the assets and acquired and liabilities assumed is presented below.

Assets acquired:
Cash	$4,082,355
Federal funds sold	544,000
Investment securities	4,236,979
Loans, net	62,804,117
Premises and equipment	5,432,221
Other investments	340,000
Goodwill	1,497,554
Core deposits intangibles	1,128,000
Other assets	653,452

Total assets	80,718,678

Liabilities assumed:
Deposits	68,583,381
Securities sold under agreement to repurchase	1,488,000
Other liabilities	1,317,239

Total liabilities	71,388,620

Issuance of stock in merger	9,179,415

Cost of acquisition	150,643

Net cash and cash equivalents received in acquisition	$4,475,712

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Orange Park had occurred at January 1, 2003. The pro forma information is not necessarily indicative of the results of operations that would have been achieved had the merger been completed at the beginning of the applicable periods presented, nor is it intended to be a projection of future results.

	December 31,
	2004	2003
	(Unaudited)
Net interest income	$11,539,547	$8,706,156

Net income (loss)	(1,656,826)	2,027,963

Net interest income per share
Basic	$11.32	$8.56
Diluted	11.32	8.45
Earnings (loss) per share
Basic	(1.63)	1.99
Diluted	(1.63)	1.97

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Cash and due from banks, federal funds sold and interest-bearing deposits in other banks - The carrying amounts, due to their nature, approximate their fair value.

Securities - Fair values for securities, excluding Federal Home Loan Bank and Federal Reserve Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the stock.

Loans - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of off-balance-sheet commitments approximates fair value based on the fact that the Company generally does not offer lending commitments to its customers for long periods and, the underlying rates of the commitments approximate market rates.

Deposit liabilities - Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar terms and maturities. The carrying amounts of all other deposits, due to their nature, approximate their fair values.

Short-term borrowings - The carrying amounts of federal funds purchased and borrowings under repurchase agreements approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Federal Home Loan Bank advances - Fair value for fixed-rate borrowings from the Federal Home Loan Bank are estimated using a discounted cash flow calculation that considers interest rates currently being offered on advances of similar terms to maturity.

Subordinated debentures - Fair value for these investments approximate their carrying amount.

	December 31, 2004		December 31, 2003
($ in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$13,071	$13,071	$9,620	$9,620
Interest-bearing deposits in other banks	528	528	1,054	1,054
Investment securities available-for-sale for-sale	17,579	17,579	9,046	9,046
Loans	220,311	219,786	116,880	118,354
Financial liabilities:
Deposits	$229,629	$228,917	$112,806	$113,146
Federal Home Loan Bank advances	10,750	11,148	13,000	13,576
Securities sold under agreements to repurchase	—	—	3,597	3,597
Subordinated debentures	5,155	5,155	—	—

NOTE 20 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Financial information pertaining only to First National Banc, Inc. is as follows:

CONDENSED BALANCE SHEET

	December 31,
	2004	2003
ASSETS
Cash	$56,694	$39,757
Other assets	309,263	150,737
Investment in subsidiaries	22,928,921	11,599,602

Total assets	$23,294,878	$11,790,096

LIABILITIES
Subordinated debt	$5,155,000	$—

SHAREHOLDERS’ EQUITY
Common stock	1,033	492
Additional paid-in capital	16,646,096	7,113,867
Retained earnings	2,392,060	4,881,686
Accumulated other comprehensive income (loss)	(72,109)	11,161

	18,967,080	12,007,206
Treasury stock	(827,202)	(217,110)

Total shareholders; equity	18,139,878	11,790,096

Total liabilities and shareholders’ equity	$23,294,878	$11,790,096

CONDENSED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2004	2003
INCOME
Dividends from subsidiaries	$1,141,895	$156,186
Interest income	2,945	48

	1,144,840	156,234
EXPENSES	221,137	1,500

Income before income tax benefits and equity in undistributed income of subsidiaries	923,703	154,734

INCOME TAX (BENEFIT)	(82,000)	—

Income before equity in undistributed income of subsidiaries	1,005,703	154,734

EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARIES	(2,918,056)	1,274,006

Net income (loss)	$(1,912,353)	$1,428,740

(Continued)

NOTE 20 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, Continued

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$(1,912,353)	$1,428,740
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed income (loss) of subsidiaries	2,918,056	(1,274,026)
Change in other assets	(45,756)	(61,834)

Net cash provided by operating activities	959,947	92,880

INVESTING ACTIVITIES:
Capital contribution to subsidiaries	(5,000,000)	—
Investment in statutory trust	(155,000)	—
Net decrease in interest-bearing deposits	—	100,000

Net cash provided by (used for) investing activities	(5,155,000)	100,000

FINANCING ACTIVITIES
Proceeds from issuance of debt	5,155,000	—
Exercise of stock options, net	111,988	—
Dividends paid	(577,273)	—
Purchase of treasury stock	(478,645)	(247,041)
Reissuance of treasury stock	920	86,502

Net cash provided by (used for) financing activities	4,211,990	(160,539)

Increase in cash	16,937	32,341
CASH, BEGINNING OF YEAR	39,757	7,416

CASH, END OF YEAR	$56,694	$39,757

NOTE 21 -SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:

	For the years ended December 31,
	2004	2003
Interest	$4,224,258	$3,329,398

Income taxes	$1,715,890	$942,137

Supplemental schedule of noncash investing and financing activities:

	For the years ended December 31,
	2004	2003
Loans transferred to foreclosed property	$503,650	$1,865,421